February 25, 2005


Mail Stop 0409

      VIA U.S. MAIL and FAX (973) 882-2981

Mr. Larry Crawford
Chief Financial Officer
Greg Manning Auctions, Inc.
775 Passaic Avenue West
Caldwell, NJ 07006

Re:	Greg Manning Auctions, Inc.
	Form 10-K for the year ended June 30, 2004
	File No. 1-11988

Dear Mr. Crawford:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Donna Di Silvio
Senior Staff Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 1